EXHIBIT INDEX

(12)(a) Tax opinion for Reorganization of RiverSource Variable Portfolio - New Dimensions Fund and RiverSource Variable Portfolio - Large Cap Equity Fund

(12)(b) Tax opinion for Reorganization of RiverSource Variable Portfolio - Strategy Aggressive Fund and RiverSource Variable Portfolio - Mid Cap Growth Fund

(16) Directors'/Trustees' Power of Attorney to sign this Registration Statement and its amendments, dated Jan. 11, 2006.